 EXHIBIT 99.1

Luvu Brands, Inc. 2017 current investor handout

Please refer to the attached pdf document. It consists of a handout containing information that the members of Luvu Brands, Inc. (the “Company”) management will use during meetings with investors, analysts, and other interested parties to assist their understanding of the Company from time to time throughout the fourth quarter of 2017.